UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 _____________________
Form 8-K
 _____________________
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 1, 2018
   _____________________
(Exact name of registrant as specified in its charter)
  _____________________

DE	000-50368	26-1631624
(State or other jurisdiction of incorporation)	Commission File Number:	(IRS Employer Identification No.)
145 Hunter Drive, Wilmington, OH 45177
(Address of principal executive offices, including zip code)
(937) 382-5591
(Registrant's telephone number, including area code)
 _____________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

Purchase and Sale Agreement

On October 1, 2018, Air Transport Services Group, Inc., a Delaware corporation (the “Company”), Omni Air International Holdings, Inc., a Nevada corporation (“Omni Holdings”), Omni Aviation Leasing Holdings, LLC, a Nevada limited liability company (“OAL Holdings”), T7 Aviation Leasing Holdings, LLC, a Nevada limited liability company (“T7 Holdings” and, together with Omni Holdings and OAL Holdings, the “Sellers”), and Robert K. Coretz as Sellers’ Representative (“Sellers’ Representative”), entered into a definitive Purchase and Sale Agreement (the “Purchase Agreement”), pursuant to which the Company will purchase (the “Acquisition”) from Sellers all of the issued and outstanding membership interests of Omni Air International, LLC, a Nevada limited liability company (“Omni”), Omni Aviation Leasing, LLC, a Nevada limited liability company (“OAL”), and T7 Aviation Leasing, LLC, a Nevada limited liability company (“T7,” and together with Omni and OAL, the “Target Companies”). The Target Companies, through Omni, are engaged in the business of providing passenger airlift services to the U.S. Department of Defense and other U.S. and foreign government agencies, and worldwide full service commercial passenger charter, wet lease and aircraft, crew, maintenance and insurance services and other air transportation services to commercial customers.

The purchase price for the Acquisition (the “Purchase Price”) will be $845 million, plus or minus an adjustment (the “Purchase Price Adjustment”) based on the actual net working capital of the Target Companies as of the closing (the “Closing Working Capital”) as compared to a target net working capital amount set forth in the Purchase Agreement (the “Target Working Capital Amount”), and plus any closing cash.

At the closing, the Company will pay and discharge on behalf of the Target Companies (or cause to be paid or discharged on behalf of the Target Companies) (i) closing indebtedness of the Target Companies (the “Closing Indebtedness”), (ii) certain transaction related expenses of the Company, including fees and expenses to attorneys, investment bankers, accountants and other advisors relating to the Acquisition (“Company Transaction Expenses”), and (iii) certain bonus or change of control payments that are triggered by the consummation of the Acquisition (“Closing Bonus Payments”). The Company will pay the Purchase Price (as estimated at the time of closing taking into account estimated closing working capital), less the Closing Indebtedness, the Company Transaction Expenses, the Closing Bonus Payments and the escrow amounts described below, to Sellers in cash at the closing of the Acquisition. The Purchase Agreements sets forth a post-closing procedure for determining the amount of the Purchase Price Adjustment, if any.

At the closing, $18,000,000 of the Purchase Price will be deposited in cash with a bank selected by the parties (the “Escrow Agent”) into two separate escrow accounts: (i) $3,000,000 (the “Working Capital Escrow Amount”) will be deposited in an escrow account to cover amounts that may be owing by Sellers to the Company as a result of the Purchase Price Adjustment and (ii) $15,000,000 (the “Indemnification Escrow Amount”) will be deposited in an escrow account to satisfy claims for indemnification by the Company or other Company indemnitees as a result of breaches of representations and warranties or covenants of the Sellers contained in the Purchase Agreement. The Working Capital Escrow Amount will be distributed in accordance with the joint written instruction of the Company and Sellers’ Representative to the Escrow Agent. The Indemnification Escrow Amount (less any amount that has been previously paid from the Indemnification Escrow Amount and amounts subject to pending indemnification claims) will be distributed upon receipt by the Escrow Agent of a joint written instruction from the Company and the Sellers’ Representative fourteen (14) months following the closing date of the Acquisition.

Consummation of the Acquisition is subject to customary conditions, including (i) the expiration or termination of the waiting period applicable to consummation of the Acquisition under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) the receipt of conditional approvals from the U.S. Department of Transportation, (iii) the absence of any law, order or injunction prohibiting the closing of the Acquisition, (iv) the accuracy of each party's representations and warranties (subject to customary materiality qualifiers), (v) each party having performed in all material respects all of its obligations under the Purchase Agreement, and (vi) no occurrence of a material adverse effect since the date of execution of the Purchase Agreement (each, a “Closing Condition, and collectively, “Closing Conditions”). The Company anticipates that the closing of the Acquisition will occur in the fourth quarter of 2018.

The Purchase Agreement contains customary representations and warranties of the Company and Sellers. The Company and Sellers have agreed to indemnify each other for breaches of representations and warranties, breaches of covenants and certain other matters. Certain representations and warranties of Sellers, including representations and warranties related to the valid organization of the Target Companies, Sellers’ authority to enter into the Purchase Agreement, the validity and binding effect of the Purchase Agreement and related agreements and the ownership of the equity interests of the Target Companies, will survive indefinitely (referred to as “Fundamental Representations”). Certain representations, warranties and covenants of Sellers related to taxes will survive until ninety (90) days after the expiration of applicable statutes of limitation with respect to such representations, warranties and covenants. Representations and warranties related to environmental, health and safety matters will survive until the third (3rd) anniversary of the closing date. All other representations and warranties in the Purchase Agreement will survive until fourteen (14) months after the closing date. With respect to any other covenant or agreement contained in the Purchase Agreement that contemplates performance after the closing date, such covenant or agreement will survive in accordance with its respective terms in the Purchase Agreement, it being understood that if any such covenant or agreement is not by its terms expressly limited in time or duration, such covenant or agreement will survive the closing date until it has been performed or satisfied.

The maximum indemnification provided by Sellers to the Company with respect to breaches of representations and warranties (other than Fundamental Representations) is $15,000,000, and with respect to other breaches will not exceed the aggregate amount received by Sellers in the Acquisition. The Company may not assert a claim for indemnification for breach of a representation and warranty of Sellers in the Purchase Agreement, other than Fundamental Representations and certain other specified representations, until the aggregate amount of damages to which the Company would otherwise be entitled to indemnification exceeds $3,000,000, and then only to the extent of the amount in excess of $3,000,000. At the closing, the Company will enter into guarantee agreements with certain equityholders of each of Sellers pursuant to which such equityholders will guarantee the payment of Sellers’ obligations for indemnification amounts as a result of breaches of Fundamental Representations and/or breaches of covenants in the Purchase Agreement should the Company be unable to obtain payment for such breaches after seeking to collect payment from Sellers due to (i) insufficient funds being available from the Indemnification Escrow Amount and (ii) the inability or refusal of Sellers to honor their obligations under the Purchase Agreement to make payment to the Company.

The Purchase Agreement may be terminated at any time prior to the closing of the Acquisition: (a) by the mutual written consent of the Company and Sellers’ Representative or (b) by the Company or by Sellers’ Representative on behalf of Sellers upon written notice if: (i) the other party has materially breached any representation, warranty, covenant, or agreement contained in the Purchase Agreement such that any Closing Condition will not have been satisfied, and the breach has not been cured within a period of thirty days following such notice; or (ii) if the closing of the acquisition shall have not occurred by January 31, 2019, by reason of the failure of any Closing Condition, or if any Closing Condition becomes impossible to fulfill, unless such failure or impossibility results from the breaching party’s failure to carry out any representation, warranty, covenant or agreement under the Purchase Agreement. Termination of the Purchase Agreement will terminate the obligations of the non-breaching party or parties, except for those obligations relating to confidentiality, publicity, expenses, and termination.

Debt Commitment Letter

Financing for the Acquisition will be sourced from the Company’s internal cash, current availability under its revolving credit facility and a new $675 million five year, secured term loan (the “New Loan”) to be underwritten by a consortium of the Company’s existing bank group (the “Bank Group”).

On September 17, 2018, the Company entered into a debt commitment letter (the “Commitment Letter” with the Bank Group pursuant to which the New Loan will be made a part of the Company’s existing credit agreement. Amortization of the New Loan will be 2.5% of the original balance for the first year, 5% per year for years two through four, and 7.5% in year five. Under the New Loan, collateral coverage ratios through 2019 must be greater than 1.10 times the outstanding secured debt, increasing to 1.15 times by year-end 2019 and 1.25 times by year-end 2020.

In conjunction with the New Loan, the Company expects to amend its current loan facility to increase the existing accordion by $300 million to a new total accordion of $400 million and to increase the additional debt basket to $500 million from $300 million.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Reference is made to the discussion in Item 1.01 of the Report on Form 8-K, which discussion is incorporated in this Item by reference.

Item 7.01 Regulation FD Disclosure.

On October 2, 2018, the Company issued a press release, attached as Exhibit 99.1, announcing the Acquisition. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

Attached as Exhibit 99.2 hereto is the Company’s investor presentation, which will be used in connection with an investor call to be held on October 2, 2018, as discussed in the press release that is attached as Exhibit 99.1 hereto.

The information set forth in the attached Exhibit 99.1 and Exhibit 99.2 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing

Forward Looking Statements

Except for historical information contained herein, the matters discussed in this Form 8-K contain forward-looking statements that involve risks and uncertainties. There are a number of important factors that could cause Air Transport Services Group’s (ATSG’s) actual results to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, (i) that one or more closing conditions to the acquisition, including certain regulatory approvals, may not be satisfied or waived, on a timely basis or otherwise, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the acquisition, or may require conditions, limitations or restrictions in connection with such approvals; (ii) the risk that the acquisition may not be completed on the terms or in the time frame expected by ATSG, or at all; (iii) the occurrence of any event that could give rise to termination of the acquisition; and (iv) actions by third parties, including government agencies that must pass on the transaction.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Exhibit Description

99.1*	Press release, dated October 2, 2018
99.2*	Company presentation slides in connection with a conference call to discuss the Acquisition.

*Furnished herewith.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AIR TRANSPORT SERVICES GROUP, INC.

By:	/S/ W. JOSEPH PAYNE
W. Joseph Payne
Chief Legal Officer & Secretary

Date:	October 2, 2018